Exhibit 99.3

DEFINITIONS OF TERMS RELATED TO FINANCIAL COVENANTS INCLUDED IN

ALTRIA GROUP, INC.’S 5-YEAR REVOLVING CREDIT AGREEMENT

The following definitions have been extracted from Altria Group, Inc.’s Credit Agreement relating to a 5-Year Revolving Credit Facility, dated as of June 30, 2011, which was attached as an exhibit to Altria Group, Inc.’s Form 8-K filed on June 30, 2011.

“Consolidated EBITDA” means, for any accounting period, the consolidated net earnings (or loss) of Altria and its Subsidiaries plus, without duplication and to the extent included as a separate item on Altria’s consolidated statements of earnings or consolidated statements of cash flows in the case of clauses (a) through (e) for such period, the sum of (a) provision for income taxes, (b) interest and other debt expense, net, (c) depreciation expense, (d) amortization of intangibles, (e) any extraordinary, unusual or non-recurring expenses or losses or any similar expense or loss subtracted from “Gross profit” in the calculation of “Operating income” and (f) the portion of loss included on Altria’s consolidated statements of earnings of any Person (other than a Subsidiary of Altria) in which Altria or any of its Subsidiaries has an ownership interest and any cash that is actually received by Altria or such Subsidiary from such Person in the form of dividends or similar distributions, and minus, without duplication, the sum of (x) to the extent included as a separate item on Altria’s consolidated statements of earnings for such period, any extraordinary, unusual or non-recurring income or gains or any similar income or gain added to “Gross profit” in the calculation of “Operating income,” and (y) the portion of income included on Altria’s consolidated statements of earnings of any Person (other than a Subsidiary of Altria) in which Altria or any of its Subsidiaries has an ownership interest, except to the extent that any cash is actually received by Altria or such Subsidiary from such Person in the form of dividends or similar distributions, all as determined on a consolidated basis in accordance with accounting principles generally accepted in the United States for such period, except that if there has been a material change in an accounting principle as compared to that applied in the preparation of the financial statements of Altria and its Subsidiaries as at and for the year ended December 31, 2010, then such new accounting principle shall not be used in the determination of Consolidated EBITDA. A material change in an accounting principle is one that, in the year of its adoption, changes Consolidated EBITDA for any quarter in such year by more than 10%.

“Consolidated Interest Expense” means, for any accounting period, total interest expense of Altria and its Subsidiaries with respect to all outstanding Debt of Altria and its Subsidiaries during such period, all as determined on a consolidated basis for such period and in accordance with accounting principles generally accepted in the United States for such period, except that if there has been a material change in an accounting principle as compared to that applied in the preparation of the financial statements of Altria and its Subsidiaries as at and for the year ended December 31, 2010, then such new accounting principle shall not be used in the determination of Consolidated Interest Expense. A material change in an accounting principle is one that, in the year of its adoption, changes Consolidated Interest Expense for any quarter in such year by more than 10%.

“Debt” means, without duplication, (a) indebtedness for borrowed money or for the deferred purchase price of property or services, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) obligations as lessee under leases that, in accordance with accounting principles generally accepted in the United States, are recorded as capital leases as of the Effective Date (“Capital Lease Obligations”), (c) obligations as an account party or applicant under letters of credit (other than trade letters of credit incurred in the ordinary course of business) to the extent such letters of credit are drawn and not reimbursed within five Business Days of such drawing, (d) the aggregate principal (or equivalent) amount of financing raised through outstanding securitization financings of accounts receivable, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a

Exhibit 99.3

creditor against loss (including by way of (i) granting a security interest or other Lien on property or (ii) having a reimbursement obligation under or in respect of a letter of credit or similar arrangement (to the extent such letter of credit is not collateralized by assets (other than Operating Assets) having a fair value equal to the amount of such reimbursement obligation), in any case in respect of, indebtedness or obligations of any other Person of the kinds referred to in clause (a), (b), (c) or (d) above). For the avoidance of doubt, the following shall not constitute “Debt” for purposes of this Agreement: (A) any obligation that is fully non-recourse to Altria or any of its Subsidiaries, (B) intercompany debt of Altria or any of its Subsidiaries, (C) any appeal bond or other arrangement to secure a stay of execution on a judgment or order, provided that any such appeal bond or other arrangement issued by a third party in connection with such arrangement shall constitute Debt to the extent Altria or any of its Subsidiaries has a reimbursement obligation to such third party that is not collateralized by assets (other than Operating Assets) having a fair value equal to the amount of such reimbursement obligation, (D) unpaid judgments, or (E) defeased indebtedness.